                                                                 Exhibit 99.1

                           [COLE NATIONAL LETTERHEAD]


                 COLE NATIONAL ANNOUNCES THIRD QUARTER RESULTS

     Cleveland, Ohio, November 23, 1999 - Cole National Corporation
(NYSE:CNJ), today announced a fiscal third quarter loss of $.19 per share, compared to last year's earnings of $.60 per share. Results for the quarter ended October 30, 1999 include the previously announced charges associated with the resignation of the Company's former president and severance of other executives, totaling $.19 per share. Third quarter 1998 earnings included a gain of $.40 per share associated with a settlement of certain indemnification claims against the former owner of Pearle.

     Revenue for the quarter increased to $257,618,000, compared to $256,654,000 last year. Current quarter earnings were negatively impacted by a comparable store sales decrease in the vision segment, somewhat offset by Things Remembered's strong performance. Total comparable store sales increased
 .4%, comprised of a 7.8% increase at Things Remembered, a .3% increase for Cole Licensed Brands and a 6.9% decrease at Pearle.

     Gross margin for the quarter of 66.5% was negatively impacted by a .9% decrease in the vision segment's gross margin, caused primarily by inefficiencies from the integration of new systems at Pearle and the continuing promotional environment in the optical industry, including aggressive pricing on contact lenses. Things Remembered's gross margin rate improved 1.1% as a result of higher margins on new product and increased personalization sales.

     During the quarter, Pearle's new manufacturing and merchandise/inventory management system went live. These new systems are integrated with Pearle's warehouse management system. The integration of these systems did not go smoothly, resulting in manufacturing and distribution inefficiencies that led to increased costs and lost sales. Progress has been made to date in bringing the system up to pre-installation expectations; however, some continuing inefficiencies are expected to have a negative impact on fourth quarter earnings.

     Jeffrey A. Cole, Chairman and President, said, "Since taking over as Chief Operating Officer of the vision segment 35 days ago, I have spent virtually all of my time with the executive team, field employees and Pearle franchisees to assess the business challenges that are impeding the significant opportunities of each of our vision businesses. I have made our primary focus for the upcoming year to increase comparable store sales growth. My initial assessment is that we need to reduce the number of initiatives we expect our field and store personnel to execute and must enhance our merchandise and support in order to allow our people to deliver a superior level of service to our customers.

     "Given the competitive environment in the optical industry, I continue to be impressed by the performance of the Pearle franchisees. We will enhance our relationship with franchisees by offering more support through reorganizing and strengthening our franchise organization. In addition, over the next several months we will be re-evaluating our strategy of eliminating in-store labs from Pearle stores, as well as rethinking the media mix used to advertise Pearle's positioning. We plan to begin flowing our new frame assortment to all stores during the first quarter of 2000. The new assortment is in test in two markets and producing improved results."

     Mr. Cole added, "We expect that we will incur expenses related to these and other initiatives before we see any significant sales improvement. As a result, for the balance of 1999 we believe it is unlikely there will be a change in the sales and earnings trends of our optical business."

     The Company also announced today that it has decided to exit the 150 Ward Optical departments it operates by the end of the fourth quarter to focus its resources on enhancing the performance of its remaining vision businesses. As a result, a pretax charge in the range of $2.0-$2.5 million is expected to be included in fourth quarter operating results for the costs to close these stores. The net after tax cash cost of the closing is expected to be minimal.

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     Revenue for the nine months ended October 30, 1999 was $791,752,000 and earnings per share was $.28 compared to last year's revenue of $796,093,000 and earnings per share of $1.64 including the one time gain.

     Cole National Corporation also announced today that it has entered into an agreement with HAL Holding N.V. to permit HAL to increase its ownership of Cole National common stock from its current 14.1% ownership position to an aggregate of 25%. Shares will be purchased through open market or block purchases from time to time. This agreement does not include Cole selling any shares directly.

     As a condition to the Company's granting of such permission, HAL has agreed to a five year standstill on certain activities including voting and other restrictions. Under the agreement, HAL will be entitled to nominate a director to the Cole National board if it purchases shares that give them an aggregate of at least 20% of the Company's outstanding shares. The Cole National board of directors would be expanded by one position to accommodate the election of HAL's nominee.

     "I am pleased to announce our agreement with HAL. They are currently our largest stockholder, and we have a very successful relationship with them through our respective investments in Pearle Europe," said Mr. Cole. "I have a high regard for them and believe their increased involvement will assist our Company in building our strategic platform."

     In other action, Cole National's board of directors authorized redemption of the existing stockholders' rights plan and replaced it with a new stockholders' rights plan. The new plan eliminates the so-called "dead hand" provision of the former plan, and permits HAL's increased ownership. The rights under the new plan will expire in 2009. As a result of the redemption of the rights issued under the original plan, shareholders of record as of December 6, 1999 will receive a payment of $.01 per share of common stock, payable December 20, 1999. Expense related to the redemption will be incurred in the fourth quarter.

     Cole National, including Pearle franchisees, has more than 2,700 locations in the United States, Canada, Puerto Rico and the Virgin Islands, as well as a 24% stake in Pearle Europe, which has 557 optical stores in the Netherlands, Belgium, Germany, Austria and Italy.

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     The Company's expectations and beliefs concerning the future contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors that can adversely affect the Company's operating results, liquidity and financial condition such as risks associated with the timing and achievement of the continuing restructuring and improvements in the operations of the optical business, the ability of the Company and its suppliers, host stores, and managed care organization partners to achieve Year 2000 readiness, the integration of acquired operations, the Company's ability to select, stock and price merchandise attractive to customers, success of systems integration, competition in the optical industry, economic and weather factors affecting consumer spending, operating factors affecting customer satisfaction, including manufacturing quality of optical and engraved goods, the Company's relationships with host stores and franchises, the mix of goods sold, pricing and other competitive factors, and the seasonality of the Company's business.


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
                             RESULTS OF OPERATIONS
        (Unaudited--$ in thousands, except earnings per share amounts)

                                                   13 Weeks Ended                    39 Weeks Ended
                                          -------------------------------    ------------------------------
                                               Oct. 30,       Oct. 31,           Oct. 30,       Oct. 31,
                                                 1999           1998               1999           1998
                                          ---------------     -----------    -------------  ---------------
Net revenue                               $   257,618         $   256,654    $   791,752    $   798,093

Cost of goods sold                             86,354              84,810        263,857        264,331
Operating expenses                            159,315             151,790        474,103        455,829
Depreciation and amortization                  10,785               8,855         28,716         25,144
                                          -----------         -----------    -----------    -----------
    Total costs and expenses                  256,454             245,355        766,576        745,304

Income from operations                          1,164              11,293         25,076         50,780

Interest expense (income) and other, net        5,921                 109         17,905         12,629
                                          -----------         -----------    -----------    -----------
Income (loss) before income taxes              (4,757)             11,190          7,171         38,180

Income tax provision (benefit)                 (1,951)              2,128          2,940         13,188
                                          -----------         -----------    -----------    -----------
Net income (loss)                         $    (2,805)        $     9,062    $     4,231    $    24,974
                                          ===========         ===========    ===========    ===========
Diluted earnings (loss) per share(1)      $     (0.19)        $      0.60    $      0.28    $      1.64
                                          ===========         ===========    ===========    ===========
Average shares and equivalents             14,857,634          15,100,447     14,933,582     15,240,685

(1) Basic earnings per share for the 13 and 39 weeks ended October 30, 1999 were ($0.19) and $0.28, respectively.
    Basic earnings per share for the 13 and 39 weeks ended October 31, 1998 were $0.61 and $1.69, respectively.

================================================================================

                                 BALANCE SHEET
                          (Unaudited--$ in thousands)

                                             Oct. 30,            Oct. 31,
                                               1999                1998
                                             --------            --------
ASSETS
Current assets:
  Cash and investments                       $ 22,793            $ 19,293
  Accounts and notes receivable                51,790              57,252
  Inventories                                 133,849             151,802
  Deferred income tax benefits                 16,179              22,335
  Other                                         5,810               8,688
                                             --------            --------
    Total current assets                      230,421             259,370
Property and equipment, net                   126,991             139,291
Other assets, net                             254,586             264,484
                                             --------            --------
    Total assets                             $611,998            $663,145
                                             ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt          $  1,739            $  1,471
  Accounts payable                             65,299              77,794
  Accrued liabilities                          96,324             121,010
                                             --------            --------
    Total current liabilities                 163,362             200,275

Long-term debt, net of discount and
  current portion                             284,735             276,393

Other long-term liabilities                    14,491              30,664

Stockholders' equity                          149,410             155,813
                                             --------            --------
    Total liabilities and stockholders'
      equity                                 $611,998            $663,145
                                             ========            ========

                                     (End)